SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                ----------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

                                ----------------

    INFORMATION TO BE INCLUDED IN STATEMENTS PURSUANT TO RULES 13d-1(b), (c)
        AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 UNDER THE
                         SECURITIES EXCHANGE ACT OF 1934

                             ELITE PHARMACEUTICALS, INC.
                                (Name of Issuer)

                     COMMON STOCK, $0.01 PAR VALUE PER SHARE
                         (Title of Class of Securities)

                                    28659T200
                                 (CUSIP Number)

                                   May 2, 2007
             (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     [ ]  Rule 13d-1(b)

     [X]  Rule 13d-1(c)

     [ ]  Rule 13d-1(d)

-----------

     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes)

Schedule 13G
CUSIP No. 28659T200                                                PAGE 2 OF 46


--------------------------------------------------------------------------------
(1)     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Davidson Kempner Partners
--------------------------------------------------------------------------------
(2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [X]
--------------------------------------------------------------------------------
(3)     SEC USE ONLY
--------------------------------------------------------------------------------
(4)     CITIZENSHIP OR PLACE OF ORGANIZATION
                           New York
--------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                         0
SHARES            --------------------------------------------------------------
BENEFICIALLY      (6)      SHARED VOTING POWER
                           253 Series C 8% Preferred Stock convertible into
                           109,051.72 Common Shares and 32,715 Warrants
                           exercisable into 32,715 Common Shares
OWNED BY          --------------------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                         0
REPORTING         --------------------------------------------------------------
PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                           253 Series C 8% Preferred Stock convertible into
                           109,051.72 Common Shares and 32,715 Warrants
                           exercisable into 32,715 Common Shares
--------------------------------------------------------------------------------
        (9)       AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                  253 Series C 8% Preferred Stock convertible into 109,051.72
                  Common Shares and 32,715 Warrants exercisable into 32,715
                  Common Shares
--------------------------------------------------------------------------------
        (10)      CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                      [ ]
--------------------------------------------------------------------------------
        (11)      PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                         0.6%
--------------------------------------------------------------------------------
        (12)      TYPE OF REPORTING PERSON
                                         PN
--------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 28659T200                                                PAGE 3 OF 46


--------------------------------------------------------------------------------
(1)     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Davidson Kempner Institutional Partners, L.P.
--------------------------------------------------------------------------------
(2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [X]
--------------------------------------------------------------------------------
(3)     SEC USE ONLY
--------------------------------------------------------------------------------
(4)     CITIZENSHIP OR PLACE OF ORGANIZATION
                           Delaware
--------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                         0
SHARES            --------------------------------------------------------------
BENEFICIALLY      (6)      SHARED VOTING POWER
                           460 Series C 8% Preferred Stock convertible into
                           198,275.86 Common Shares and 59,482 Warrants
                           exercisable into 59,482 Common Shares
OWNED BY          --------------------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                           0
REPORTING         --------------------------------------------------------------
PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                           460 Series C 8% Preferred Stock convertible into
                           198,275.86 Common Shares and 59,482 Warrants
                           exercisable into 59,482 Common Shares
--------------------------------------------------------------------------------
        (9)       AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                  460 Series C 8% Preferred Stock convertible into 198,275.86
                  Common Shares and 59,482 Warrants exercisable into 59,482
                  Common Shares
--------------------------------------------------------------------------------
        (10)      CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                     [ ]
--------------------------------------------------------------------------------
        (11)      PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                         1.0%
--------------------------------------------------------------------------------
        (12)      TYPE OF REPORTING PERSON
                                         PN
--------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 28659T200                                                PAGE 4 OF 46


--------------------------------------------------------------------------------
(1)     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        M. H. Davidson & Co.
--------------------------------------------------------------------------------
(2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [X]
--------------------------------------------------------------------------------
(3)     SEC USE ONLY
--------------------------------------------------------------------------------
(4)     CITIZENSHIP OR PLACE OF ORGANIZATION
                           New York
--------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                         0
SHARES            --------------------------------------------------------------
BENEFICIALLY      (6)      SHARED VOTING POWER
                           33 Series C 8% Preferred Stock convertible into
                           14,224.14  Common Shares and 4,267 Warrants
                           exercisable into 4,267 Common Shares
OWNED BY          --------------------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                         0
REPORTING         --------------------------------------------------------------
PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                           33 Series C 8% Preferred Stock convertible into
                           14,224.14  Common Shares and 4,267 Warrants
                           exercisable into 4,267 Common Shares
--------------------------------------------------------------------------------
        (9)       AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                  33 Series C 8% Preferred Stock convertible into 14,224.14
                  Common Shares and 4,267 Warrants exercisable into 4,267
                  Common Shares
--------------------------------------------------------------------------------
        (10)      CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                      [ ]
--------------------------------------------------------------------------------
        (11)      PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                         0.1%
--------------------------------------------------------------------------------
        (12)      TYPE OF REPORTING PERSON
                                         PN
--------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 28659T200                                                PAGE 5 OF 46


--------------------------------------------------------------------------------
(1)     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Davidson Kempner International, Ltd.
--------------------------------------------------------------------------------
(2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [X]
--------------------------------------------------------------------------------
(3)     SEC USE ONLY
--------------------------------------------------------------------------------
(4)     CITIZENSHIP OR PLACE OF ORGANIZATION
                           British Virgin Islands
--------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                         0
SHARES            --------------------------------------------------------------
BENEFICIALLY      (6)      SHARED VOTING POWER
                           807 Series C 8% Preferred Stock convertible into
                           347,844.83  Common Shares and 104,353 Warrants
                           exercisable into 104,353 Common Shares
OWNED BY          --------------------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                         0
REPORTING         --------------------------------------------------------------
PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                           807 Series C 8% Preferred Stock convertible into
                           347,844.83 Common Shares and 104,353 Warrants
                           exercisable into 104,353 Common Shares
--------------------------------------------------------------------------------
        (9)       AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                  807 Series C 8% Preferred Stock convertible into 347,844.83
                  Common Shares and 104,353 Warrants exercisable into 104,353
                  Common Shares
--------------------------------------------------------------------------------
        (10)      CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                     [ ]
--------------------------------------------------------------------------------
        (11)      PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                         1.8%
--------------------------------------------------------------------------------
        (12)      TYPE OF REPORTING PERSON
                                         CO
--------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 28659T200                                                PAGE 6 OF 46


--------------------------------------------------------------------------------
(1)     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Serena Limited
--------------------------------------------------------------------------------
(2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [X]
--------------------------------------------------------------------------------
(3)     SEC USE ONLY
--------------------------------------------------------------------------------
(4)     CITIZENSHIP OR PLACE OF ORGANIZATION
                           Cayman Islands
--------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                         0
SHARES            --------------------------------------------------------------
BENEFICIALLY      (6)      SHARED VOTING POWER
                           20 Series C 8% Preferred Stock convertible into
                           8,620.69 Common Shares and 2,586 Warrants exercisable
                           into 2,586 Common Shares
OWNED BY          --------------------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                         0
REPORTING         --------------------------------------------------------------
PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                           20 Series C 8% Preferred Stock convertible into
                           8,620.69 Common Shares and 2,586 Warrants exercisable
                           into 2,586 Common Shares
--------------------------------------------------------------------------------
        (9)       AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                  20 Series C 8% Preferred Stock convertible into 8,620.69
                  Common Shares and 2,586 Warrants exercisable into 2,586
                  Common Shares
--------------------------------------------------------------------------------
        (10)      CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                     [ ]
--------------------------------------------------------------------------------
        (11)      PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                         0.0%
--------------------------------------------------------------------------------
        (12)      TYPE OF REPORTING PERSON
                                         CO
--------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 28659T200                                                PAGE 7 OF 46


--------------------------------------------------------------------------------
(1)     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Davidson Kempner Healthcare Fund LP
--------------------------------------------------------------------------------
(2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [X]
--------------------------------------------------------------------------------
(3)     SEC USE ONLY
--------------------------------------------------------------------------------
(4)     CITIZENSHIP OR PLACE OF ORGANIZATION
                           Delaware
--------------------------------------------------------------------------------
NUMBER OF         (5)      SOLE VOTING POWER
                                         0
SHARES            --------------------------------------------------------------
BENEFICIALLY      (6)      SHARED VOTING POWER
                           2,060 Series C 8% Preferred Stock convertible into
                           887,931.03 Common Shares and 266,379 Warrants
                           exercisable into 266,379 Common Shares
OWNED BY          --------------------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                         0
REPORTING         --------------------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                           2,060 Series C 8% Preferred Stock convertible into
                           887,931.03 Common Shares and 266,379 Warrants
                           exercisable into 266,379 Common Shares
--------------------------------------------------------------------------------
        (9)       AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                  2,060 Series C 8% Preferred Stock convertible into 887,931.03
                  Common Shares and 266,379 Warrants exercisable into 266,379
                  Common Shares
--------------------------------------------------------------------------------
        (10)      CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                    [ ]
--------------------------------------------------------------------------------
        (11)      PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                         4.7%
--------------------------------------------------------------------------------
        (12)      TYPE OF REPORTING PERSON
                                         PN
--------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 28659T200                                                PAGE 8 OF 46


--------------------------------------------------------------------------------
(1)     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Davidson Kempner Healthcare International Ltd.
--------------------------------------------------------------------------------
(2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [X]
--------------------------------------------------------------------------------
(3)     SEC USE ONLY
--------------------------------------------------------------------------------
(4)     CITIZENSHIP OR PLACE OF ORGANIZATION
                           Cayman Islands
--------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                         0
SHARES            --------------------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                           3,034 Series C 8% Preferred Stock convertible into
                           1,307,758.62 Common Shares and 392,327 Warrants
                           exercisable into 392,327 Common Shares
OWNED BY          --------------------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                         0
REPORTING         --------------------------------------------------------------
PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                           3,034 Series C 8% Preferred Stock convertible into
                           1,307,758.62 Common Shares and 392,327 Warrants
                           exercisable into 392,327 Common Shares
--------------------------------------------------------------------------------
        (9)       AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                  3,034 Series C 8% Preferred Stock convertible into
                  1,307,758.62 Common Shares and 392,327 Warrants exercisable into 392,327 Common Shares
--------------------------------------------------------------------------------
        (10)      CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                     [ ]
--------------------------------------------------------------------------------
        (11)      PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                         6.9%
--------------------------------------------------------------------------------
        (12)      TYPE OF REPORTING PERSON
                                         CO
--------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 28659T200                                                PAGE 9 OF 46


--------------------------------------------------------------------------------
(1)     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        MHD Management Co.
--------------------------------------------------------------------------------
(2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [X]
--------------------------------------------------------------------------------
(3)     SEC USE ONLY
--------------------------------------------------------------------------------
(4)     CITIZENSHIP OR PLACE OF ORGANIZATION
                           New York
--------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                         0
SHARES            --------------------------------------------------------------
BENEFICIALLY      (6)      SHARED VOTING POWER
                           253 Series C 8% Preferred Stock convertible into
                           109,051.72 Common Shares and 32,715 Warrants
                           exercisable into 32,715 Common Shares
OWNED BY          --------------------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                         0
REPORTING         --------------------------------------------------------------
PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                           253 Series C 8% Preferred Stock convertible into
                           109,051.72 Common Shares and 32,715 Warrants
                           exercisable into 32,715 Common Shares
--------------------------------------------------------------------------------
        (9)       AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                  253 Series C 8% Preferred Stock convertible into 109,051.72
                  Common Shares and 32,715 Warrants exercisable into 32,715
                  Common Shares
--------------------------------------------------------------------------------
        (10)      CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                   [ ]
--------------------------------------------------------------------------------
        (11)      PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                         0.6%
--------------------------------------------------------------------------------
        (12)      TYPE OF REPORTING PERSON
                                         PN
--------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 28659T200                                                PAGE 10 OF 46


--------------------------------------------------------------------------------
(1)     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Davidson Kempner Advisers Inc.
--------------------------------------------------------------------------------
(2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [X]
--------------------------------------------------------------------------------
(3)     SEC USE ONLY
--------------------------------------------------------------------------------
(4)     CITIZENSHIP OR PLACE OF ORGANIZATION
                           New York
--------------------------------------------------------------------------------
NUMBER OF         (5)      SOLE VOTING POWER
                                         0
SHARES            --------------------------------------------------------------
BENEFICIALLY      (6)      SHARED VOTING POWER
                           460 Series C 8% Preferred Stock convertible into
                           198,275.86 Common Shares and 59,482 Warrants
                           exercisable into 59,482 Common Shares
OWNED BY          --------------------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                         0
REPORTING         --------------------------------------------------------------
PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                           460 Series C 8% Preferred Stock convertible into
                           198,275.86 Common Shares and 59,482 Warrants
                           exercisable into 59,482 Common Shares
--------------------------------------------------------------------------------
        (9)       AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                  460 Series C 8% Preferred Stock convertible into 198,275.86
                  Common Shares and 59,482 Warrants exercisable into 59,482
                  Common Shares
--------------------------------------------------------------------------------
        (10)      CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                     [ ]
--------------------------------------------------------------------------------
        (11)      PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                         1.0%
--------------------------------------------------------------------------------
        (12)      TYPE OF REPORTING PERSON
                                         IA
--------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 28659T200                                                PAGE 11 OF 46


--------------------------------------------------------------------------------
(1)     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Davidson Kempner International Advisors, L.L.C.
--------------------------------------------------------------------------------
(2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [X]
--------------------------------------------------------------------------------
(3)     SEC USE ONLY
--------------------------------------------------------------------------------
(4)     CITIZENSHIP OR PLACE OF ORGANIZATION
                           Delaware
--------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                         0
SHARES            --------------------------------------------------------------
BENEFICIALLY      (6)      SHARED VOTING POWER
                           827 Series C 8% Preferred Stock convertible into
                           356,465.52 Common Shares and 106,939 Warrants
                           exercisable into 106,939 Common Shares
OWNED BY          --------------------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                         0
REPORTING         --------------------------------------------------------------
PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                           827 Series C 8% Preferred Stock convertible into
                           356,465.52 Common Shares and 106,939 Warrants
                           exercisable into 106,939 Common Shares
--------------------------------------------------------------------------------
        (9)       AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                  827 Series C 8% Preferred Stock convertible into 356,465.52
                  Common Shares and 106,939 Warrants exercisable into 106,939
                  Common Shares
--------------------------------------------------------------------------------
        (10)      CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                     [ ]
--------------------------------------------------------------------------------
        (11)      PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                         1.9%
--------------------------------------------------------------------------------
        (12)      TYPE OF REPORTING PERSON
                                         OO
--------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 28659T200                                                PAGE 12 OF 46


--------------------------------------------------------------------------------
(1)     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        DK Group LLC
--------------------------------------------------------------------------------
(2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [X]
--------------------------------------------------------------------------------
(3)     SEC USE ONLY
--------------------------------------------------------------------------------
(4)     CITIZENSHIP OR PLACE OF ORGANIZATION
                           Delaware
--------------------------------------------------------------------------------
NUMBER OF         (5)      SOLE VOTING POWER
                                         0
SHARES            --------------------------------------------------------------
BENEFICIALLY      (6)      SHARED VOTING POWER
                           2,060 Series C 8% Preferred Stock convertible into
                           887,931.03 Common Shares and 266,379 Warrants
                           exercisable into 266,379 Common Shares
OWNED BY          --------------------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                         0
REPORTING         --------------------------------------------------------------
PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                           2,060 Series C 8% Preferred Stock convertible into
                           887,931.03 Common Shares and 266,379 Warrants
                           exercisable into 266,379 Common Shares
------------------------------------------------------------------------------
        (9)       AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                  2,060 Series C 8% Preferred Stock convertible into 887,931.03
                  Common Shares and 266,379 Warrants exercisable into 266,379
                  Common Shares
------------------------------------------------------------------------------
        (10)      CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                    [ ]
------------------------------------------------------------------------------
        (11)      PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                         4.7%
------------------------------------------------------------------------------
        (12)      TYPE OF REPORTING PERSON
                                         OO
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 28659T200                                                PAGE 13 OF 46


--------------------------------------------------------------------------------
(1)     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        DK Management Partners LP
--------------------------------------------------------------------------------
(2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [X]
--------------------------------------------------------------------------------
(3)     SEC USE ONLY
--------------------------------------------------------------------------------
(4)     CITIZENSHIP OR PLACE OF ORGANIZATION
                           Delaware
--------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                         0
SHARES            --------------------------------------------------------------
BENEFICIALLY      (6)      SHARED VOTING POWER
                           3,034 Series C 8% Preferred Stock convertible into
                           1,307,758.62 Common Shares and 392,327 Warrants
                           exercisable into 392,327 Common Shares
OWNED BY          --------------------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                         0
REPORTING         --------------------------------------------------------------
PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                           3,034 Series C 8% Preferred Stock convertible into
                           1,307,758.62 Common Shares and 392,327 Warrants
                           exercisable into 392,327 Common Shares
--------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                  3,034 Series C 8% Preferred Stock convertible into
                  1,307,758.62 Common Shares and 392,327 Warrants exercisable into 392,327 Common Shares
--------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                      [ ]
--------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                         6.9%
--------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                         PN
--------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 28659T200                                                PAGE 14 OF 46


--------------------------------------------------------------------------------
(1)     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        DK Stillwater GP LLC
--------------------------------------------------------------------------------
(2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [X]
--------------------------------------------------------------------------------
(3)     SEC USE ONLY
--------------------------------------------------------------------------------
(4)     CITIZENSHIP OR PLACE OF ORGANIZATION
                           Delaware
--------------------------------------------------------------------------------
NUMBER OF         (5)      SOLE VOTING POWER
                           0
SHARES            --------------------------------------------------------------
BENEFICIALLY      (6)      SHARED VOTING POWER
                           3,034 Series C 8% Preferred Stock convertible into
                           1,307,758.62 Common Shares and 392,327 Warrants
                           exercisable into 392,327 Common Shares
OWNED BY          --------------------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                         0
REPORTING         --------------------------------------------------------------
PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                           3,034 Series C 8% Preferred Stock convertible into
                           1,307,758.62 Common Shares and 392,327 Warrants
                           exercisable into 392,327 Common Shares
--------------------------------------------------------------------------------
        (9)       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  3,034 Series C 8% Preferred Stock convertible into
                  1,307,758.62 Common Shares and 392,327 Warrants exercisable into 392,327 Common Shares
--------------------------------------------------------------------------------
        (10)      CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                    [ ]
--------------------------------------------------------------------------------
        (11)      PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                         6.9%
--------------------------------------------------------------------------------
        (12)      TYPE OF REPORTING PERSON
                                         OO
--------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 28659T200                                                PAGE 15 OF 46


--------------------------------------------------------------------------------
(1)     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Thomas L. Kempner, Jr.
--------------------------------------------------------------------------------
(2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [X]
--------------------------------------------------------------------------------
(3)     SEC USE ONLY
--------------------------------------------------------------------------------
(4)     CITIZENSHIP OR PLACE OF ORGANIZATION
                           United States
--------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                         0
SHARES            --------------------------------------------------------------
BENEFICIALLY      (6)      SHARED VOTING POWER
                           6,667 Series C 8% Preferred Stock convertible into
                           2,873,706.89 Common Shares and 862,109 Warrants
                           exercisable into 862,109 Common Shares
OWNED BY          --------------------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                         0
REPORTING         --------------------------------------------------------------
PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                           6,667 Series C 8% Preferred Stock convertible into
                           2,873,706.89 Common Shares and 862,109 Warrants
                           exercisable into 862,109 Common Shares
--------------------------------------------------------------------------------
        (9)       AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                  6,667 Series C 8% Preferred Stock convertible into
                  2,873,706.89 Common Shares and 862,109 Warrants exercisable into 862,109 Common Shares
--------------------------------------------------------------------------------
        (10)      CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                    [ ]
--------------------------------------------------------------------------------
        (11)      PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                         9.9%(1)
--------------------------------------------------------------------------------
        (12)      TYPE OF REPORTING PERSON
                                         IN
--------------------------------------------------------------------------------

_____________________
(1) Subject to the Ownership Limitation (as defined herein).

Schedule 13G
CUSIP No. 28659T200                                                PAGE 16 OF 46


--------------------------------------------------------------------------------
(1)     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Marvin H. Davidson
--------------------------------------------------------------------------------
(2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [X]
--------------------------------------------------------------------------------
(3)     SEC USE ONLY
--------------------------------------------------------------------------------
(4)     CITIZENSHIP OR PLACE OF ORGANIZATION
                           United States
--------------------------------------------------------------------------------
NUMBER OF         (5)      SOLE VOTING POWER
                                         0
SHARES            --------------------------------------------------------------
BENEFICIALLY      (6)      SHARED VOTING POWER
                           6,667 Series C 8% Preferred Stock convertible into
                           2,873,706.89 Common Shares and 862,109 Warrants
                           exercisable into 862,109 Common Shares
OWNED BY          --------------------------------------------------------------
EACH              (7)      SOLE DISPOSITIVE POWER
                                         0
REPORTING         --------------------------------------------------------------
PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                           6,667 Series C 8% Preferred Stock convertible into
                           2,873,706.89 Common Shares and 862,109 Warrants
                           exercisable into 862,109 Common Shares
--------------------------------------------------------------------------------
        (9)       AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                  6,667 Series C 8% Preferred Stock convertible into
                  2,873,706.89 Common Shares and 862,109 Warrants exercisable into 862,109 Common Shares
--------------------------------------------------------------------------------
        (10)      CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                    [ ]
--------------------------------------------------------------------------------
        (11)      PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                         9.9%(2)
--------------------------------------------------------------------------------
        (12)      TYPE OF REPORTING PERSON
                                         IN
--------------------------------------------------------------------------------

__________________
(2) Subject to the Ownership Limitation (as defined herein).

Schedule 13G
CUSIP No. 28659T200                                                PAGE 17 OF 46


--------------------------------------------------------------------------------
(1)     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Stephen M. Dowicz
--------------------------------------------------------------------------------
(2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [X]
--------------------------------------------------------------------------------
(3)     SEC USE ONLY
--------------------------------------------------------------------------------
(4)     CITIZENSHIP OR PLACE OF ORGANIZATION
                           United States
--------------------------------------------------------------------------------
NUMBER OF         (5)      SOLE VOTING POWER
                                         0
SHARES            --------------------------------------------------------------
BENEFICIALLY      (6)      SHARED VOTING POWER
                           6,667 Series C 8% Preferred Stock convertible into
                           2,873,706.89 Common Shares and 862,109 Warrants
                           exercisable into 862,109 Common Shares
OWNED BY          --------------------------------------------------------------
EACH              (7)      SOLE DISPOSITIVE POWER
                                         0
REPORTING         --------------------------------------------------------------
PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                           6,667 Series C 8% Preferred Stock convertible into
                           2,873,706.89 Common Shares and 862,109 Warrants
                           exercisable into 862,109 Common Shares
--------------------------------------------------------------------------------
        (9)       AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                  6,667 Series C 8% Preferred Stock convertible into
                  2,873,706.89 Common Shares and 862,109 Warrants exercisable into 862,109 Common Shares
--------------------------------------------------------------------------------
        (10)      CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                      [ ]
--------------------------------------------------------------------------------
        (11)      PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                         9.9%(3)
--------------------------------------------------------------------------------
        (12)      TYPE OF REPORTING PERSON
                                         IN
--------------------------------------------------------------------------------

__________________
(3) Subject to the Ownership Limitation (as defined herein).

Schedule 13G
CUSIP No. 28659T200                                                PAGE 18 OF 46


--------------------------------------------------------------------------------
(1)     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Scott E. Davidson
--------------------------------------------------------------------------------
(2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [X]
--------------------------------------------------------------------------------
(3)     SEC USE ONLY
--------------------------------------------------------------------------------
(4)     CITIZENSHIP OR PLACE OF ORGANIZATION
                           United States
--------------------------------------------------------------------------------
NUMBER OF         (5)      SOLE VOTING POWER
                                         0
SHARES            --------------------------------------------------------------
BENEFICIALLY      (6)      SHARED VOTING POWER
                           6,667 Series C 8% Preferred Stock convertible into
                           2,873,706.89 Common Shares and 862,109 Warrants
                           exercisable into 862,109 Common Shares
OWNED BY          --------------------------------------------------------------
EACH              (7)      SOLE DISPOSITIVE POWER
                                         0
REPORTING         --------------------------------------------------------------
PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                           6,667 Series C 8% Preferred Stock convertible into
                           2,873,706.89 Common Shares and 862,109 Warrants
                           exercisable into 862,109 Common Shares
--------------------------------------------------------------------------------
        (9)       AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                  6,667 Series C 8% Preferred Stock convertible into
                  2,873,706.89 Common Shares and 862,109 Warrants exercisable into 862,109 Common Shares
--------------------------------------------------------------------------------
        (10)      CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                     [ ]
--------------------------------------------------------------------------------
        (11)      PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                         9.9%(4)
--------------------------------------------------------------------------------
        (12)      TYPE OF REPORTING PERSON
                                         IN
--------------------------------------------------------------------------------

___________________
(4) Subject to the Ownership Limitation (as defined herein).

Schedule 13G
CUSIP No. 28659T200                                                PAGE 19 OF 46


--------------------------------------------------------------------------------
(1)     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Michael J. Leffell
--------------------------------------------------------------------------------
(2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [X]
--------------------------------------------------------------------------------
(3)     SEC USE ONLY
--------------------------------------------------------------------------------
(4)     CITIZENSHIP OR PLACE OF ORGANIZATION
                           United States
--------------------------------------------------------------------------------
NUMBER OF         (5)      SOLE VOTING POWER
                                         0
SHARES            --------------------------------------------------------------
BENEFICIALLY      (6)      SHARED VOTING POWER
                           6,667 Series C 8% Preferred Stock convertible into
                           2,873,706.89 Common Shares and 862,109 Warrants
                           exercisable into 862,109 Common Shares
OWNED BY          --------------------------------------------------------------
EACH              (7)      SOLE DISPOSITIVE POWER
                                         0
REPORTING         --------------------------------------------------------------
PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                           6,667 Series C 8% Preferred Stock convertible into
                           2,873,706.89 Common Shares and 862,109 Warrants
                           exercisable into 862,109 Common Shares
--------------------------------------------------------------------------------
        (9)       AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                  6,667 Series C 8% Preferred Stock convertible into
                  2,873,706.89 Common Shares and 862,109 Warrants exercisable into 862,109 Common Shares
--------------------------------------------------------------------------------
        (10)      CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                      [ ]
--------------------------------------------------------------------------------
        (11)      PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                         9.9%(5)
--------------------------------------------------------------------------------
        (12)      TYPE OF REPORTING PERSON
                                         IN
--------------------------------------------------------------------------------

______________
(5) Subject to the Ownership Limitation (as defined herein).

Schedule 13G
CUSIP No. 28659T200                                                PAGE 20 OF 46


--------------------------------------------------------------------------------
(1)     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Timothy I. Levart
--------------------------------------------------------------------------------
(2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [X]
--------------------------------------------------------------------------------
(3)     SEC USE ONLY
--------------------------------------------------------------------------------
(4)     CITIZENSHIP OR PLACE OF ORGANIZATION
                           United Kingdom & United States
--------------------------------------------------------------------------------
NUMBER OF         (5)      SOLE VOTING POWER
                                         0
SHARES            --------------------------------------------------------------
BENEFICIALLY      (6)      SHARED VOTING POWER
                           6,667 Series C 8% Preferred Stock convertible into
                           2,873,706.89 Common Shares and 862,109 Warrants
                           exercisable into 862,109 Common Shares
OWNED BY          --------------------------------------------------------------
EACH              (7)      SOLE DISPOSITIVE POWER
                                         0
REPORTING         --------------------------------------------------------------
PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                           6,667 Series C 8% Preferred Stock convertible into
                           2,873,706.89 Common Shares and 862,109 Warrants
                           exercisable into 862,109 Common Shares
---------------------------=----------------------------------------------------
        (9)       AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                  6,667 Series C 8% Preferred Stock convertible into
                  2,873,706.89 Common and 862,109 Warrants exercisable into
                  862,109 Common Shares
--------------------------------------------------------------------------------
        (10)      CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                      [ ]
--------------------------------------------------------------------------------
        (11)      PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                         9.9%(6)
--------------------------------------------------------------------------------
        (12)      TYPE OF REPORTING PERSON
                                         IN
--------------------------------------------------------------------------------

________________
(6) Subject to the Ownership Limitation (as defined herein).

Schedule 13G
CUSIP No. 28659T200                                                PAGE 21 OF 46


--------------------------------------------------------------------------------
(1)     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Robert J. Brivio, Jr.
--------------------------------------------------------------------------------
(2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [X]
--------------------------------------------------------------------------------
(3)     SEC USE ONLY
--------------------------------------------------------------------------------
(4)     CITIZENSHIP OR PLACE OF ORGANIZATION
                           United States
--------------------------------------------------------------------------------
NUMBER OF         (5)      SOLE VOTING POWER
                                         0
SHARES            --------------------------------------------------------------
BENEFICIALLY      (6)      SHARED VOTING POWER
                           6,667 Series C 8% Preferred Stock convertible into
                           2,873,706.89 Common Shares and 862,109 Warrants
                           exercisable into 862,109 Common Shares
OWNED BY          --------------------------------------------------------------
EACH              (7)      SOLE DISPOSITIVE POWER
                                         0
REPORTING         --------------------------------------------------------------
PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                           6,667 Series C 8% Preferred Stock convertible into
                           2,873,706.89 Common Shares and 862,109 Warrants
                           exercisable into 862,109 Common Shares
--------------------------------------------------------------------------------
        (9)       AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                  6,667 Series C 8% Preferred Stock convertible into
                  2,873,706.89 Common and 862,109 Warrants exercisable into
                  862,109 Common Shares
--------------------------------------------------------------------------------
        (10)      CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                     [ ]
--------------------------------------------------------------------------------
        (11)      PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                         9.9%(7)
--------------------------------------------------------------------------------
        (12)      TYPE OF REPORTING PERSON
                                         IN
--------------------------------------------------------------------------------

___________________
(7) Subject to the Ownership Limitation (as defined herein).

Schedule 13G
CUSIP No. 28659T200                                                PAGE 22 OF 46


--------------------------------------------------------------------------------
(1)     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Eric P. Epstein
--------------------------------------------------------------------------------
(2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [X]
--------------------------------------------------------------------------------
(3)     SEC USE ONLY
--------------------------------------------------------------------------------
(4)     CITIZENSHIP OR PLACE OF ORGANIZATION
                           United States
--------------------------------------------------------------------------------
NUMBER OF         (5)      SOLE VOTING POWER
                                         0
SHARES            --------------------------------------------------------------
BENEFICIALLY      (6)      SHARED VOTING POWER
                           6,667 Series C 8% Preferred Stock convertible into
                           2,873,706.89 Common Shares and 862,109 Warrants
                           exercisable into 862,109 Common Shares
OWNED BY          --------------------------------------------------------------
EACH              (7)      SOLE DISPOSITIVE POWER
                                         0
REPORTING         --------------------------------------------------------------
PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                           6,667 Series C 8% Preferred Stock convertible into
                           2,873,706.89 Common Shares and 862,109 Warrants
                           exercisable into 862,109 Common Shares
--------------------------------------------------------------------------------
        (9)       AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                  6,667 Series C 8% Preferred Stock convertible into
                  2,873,706.89 Common Shares and 862,109 Warrants exercisable into 862,109 Common Shares
--------------------------------------------------------------------------------
        (10)      CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                   [ ]
--------------------------------------------------------------------------------
        (11)      PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                         9.9%(8)
--------------------------------------------------------------------------------
        (12)      TYPE OF REPORTING PERSON
                                         IN
--------------------------------------------------------------------------------

_____________________
(8) Subject to the Ownership Limitation (as defined herein).

Schedule 13G
CUSIP No. 28659T200                                                PAGE 23 OF 46


--------------------------------------------------------------------------------
(1)     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Anthony A. Yoseloff
--------------------------------------------------------------------------------
(2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [X]
--------------------------------------------------------------------------------
(3)     SEC USE ONLY
--------------------------------------------------------------------------------
(4)     CITIZENSHIP OR PLACE OF ORGANIZATION
                           United States
--------------------------------------------------------------------------------
NUMBER OF         (5)      SOLE VOTING POWER
                                         0
SHARES            --------------------------------------------------------------
BENEFICIALLY      (6)      SHARED VOTING POWER
                           6,667 Series C 8% Preferred Stock convertible into
                           2,873,706.89 Common Shares and 862,109 Warrants
                           exercisable into 862,109 Common Shares
OWNED BY          --------------------------------------------------------------
EACH              (7)      SOLE DISPOSITIVE POWER
                           0
REPORTING         --------------------------------------------------------------
PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                           6,667 Series C 8% Preferred Stock convertible into
                           2,873,706.89 Common Shares and 862,109 Warrants
                           exercisable into 862,109 Common Shares
--------------------------------------------------------------------------------
        (9)       AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                  6,667 Series C 8% Preferred Stock convertible into
                  2,873,706.89 Common Shares and 862,109 Warrants exercisable into 862,109 Common Shares
--------------------------------------------------------------------------------
        (10)      CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                   [ ]
--------------------------------------------------------------------------------
        (11)      PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                         9.9%(9)
--------------------------------------------------------------------------------
        (12)     TYPE OF REPORTING PERSON
                                         IN
--------------------------------------------------------------------------------

_____________________
(9) Subject to the Ownership Limitation (as defined herein).

Schedule 13G
CUSIP No. 28659T200                                                PAGE 24 OF 46


--------------------------------------------------------------------------------
(1)     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Avram Z. Friedman
--------------------------------------------------------------------------------
(2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [X]
--------------------------------------------------------------------------------
(3)     SEC USE ONLY
--------------------------------------------------------------------------------
(4)     CITIZENSHIP OR PLACE OF ORGANIZATION
                           United States
--------------------------------------------------------------------------------
NUMBER OF         (5)      SOLE VOTING POWER
                                         0
SHARES            --------------------------------------------------------------
BENEFICIALLY      (6)      SHARED VOTING POWER
                           6,667 Series C 8% Preferred Stock convertible into
                           2,873,706.89 Common Shares and 862,109 Warrants
                           exercisable into 862,109 Common Shares
OWNED BY          --------------------------------------------------------------
EACH              (7)      SOLE DISPOSITIVE POWER
                                         0
REPORTING         --------------------------------------------------------------
PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                           6,667 Series C 8% Preferred Stock convertible into
                           2,873,706.89 Common Shares and 862,109 Warrants
                           exercisable into 862,109 Common Shares
--------------------------------------------------------------------------------
        (9)       AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                  6,667 Series C 8% Preferred Stock convertible into
                  2,873,706.89 Common Shares and 862,109 Warrants exercisable into 862,109 Common Shares
--------------------------------------------------------------------------------
        (10)      CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                  [ ]
--------------------------------------------------------------------------------
        (11)      PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                         9.9%(10)
--------------------------------------------------------------------------------
        (12)      TYPE OF REPORTING PERSON
                                         IN
--------------------------------------------------------------------------------

______________________
(10) Subject to the Ownership Limitation (as defined herein).

Schedule 13G
CUSIP No. 28659T200                                                PAGE 25 OF 46


--------------------------------------------------------------------------------

ITEM 1(a).     NAME OF ISSUER:

               Elite Pharmaceuticals, Inc. (the "Company")

ITEM 1(b).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               165 Ludlow Avenue
               Northvale, NJ 07647

ITEM 2(a).     NAME OF PERSON FILING:

          This Statement is filed by each of the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons":

                (i) Davidson Kempner Partners, a New York limited partnership ("DKP");

                (ii) Davidson Kempner Institutional Partners, L.P., a Delaware limited partnership ("DKIP");

                (iii)   M. H. Davidson & Co., a New York limited partnership
                        ("CO");

                (iv) Davidson Kempner International, Ltd., a British Virgin Islands corporation ("DKIL");

                (v)     Serena Limited, a Cayman Islands corporation ("Serena");

                (vi) Davidson Kempner Healthcare Fund LP, a Delaware limited partnership ("DKHF");

                (vii) Davidson Kempner Healthcare International Ltd., a Cayman Islands corporation ("DKHI");

                (viii) MHD Management Co., a New York limited partnership and the general partner of DKP ("MHD");

                (ix) Davidson Kempner Advisers Inc., a New York corporation and the general partner of DKIP ("DKAI"), which is registered as an investment adviser with the U.S. Securities and Exchange Commission;

                (x) Davidson Kempner International Advisors, L.L.C., a Delaware limited liability company and the manager of DKIL and Serena ("DKIA");

                (xi) DK Group LLC, a Delaware limited liability company and the general partner of DKHF ("DKG");

                (xii) DK Management Partners LP, a Delaware limited partnership and the investment manager of DKHI ("DKMP");

Schedule 13G
CUSIP No. 28659T200                                                PAGE 26 OF 46


                (xiii) DK Stillwater GP LLC, a Delaware limited liability company and the general partner of DKMP ("DKS"); and

                (xiv) Messrs. Thomas L. Kempner, Jr., Marvin H. Davidson, Stephen M. Dowicz, Scott E. Davidson, Michael J. Leffell, Timothy I. Levart, Robert J. Brivio, Jr., Anthony A. Yoseloff, Eric P. Epstein and Avram Z. Friedman (collectively, the "Principals"), who are the general partners of CO and MHD, the sole managing members of DKIA and DKG and the sole stockholders of DKAI. Messrs. Thomas L. Kempner, Jr. and Timothy I. Levart are Executive Managing Member and Deputy Executive Managing Member, respectively, of DKS. Each of Messrs. Kempner and Levart, together with Messrs. Marvin
                        H. Davidson, Stephen M. Dowicz, Scott E. Davidson, Michael J. Leffell, Robert J. Brivio, Jr., Anthony A. Yoseloff, Eric P. Epstein and Avram Z. Friedman are limited partners of DKMP.

ITEM 2(b).     ADDRESS OF PRINCIPAL BUSINESS OFFICE:

     The address of the principal business office of each of the Reporting Persons is c/o Davidson Kempner Partners, 65 East 55th Street, 19th Floor, New York, New York 10022.

ITEM 2(c).     CITIZENSHIP:

                (i)     DKP - a New York limited partnership

                (ii)    DKIP - a Delaware limited partnership

                (iii)   CO - a New York limited partnership

                (iv)    DKIL - a British Virgin Islands corporation

                (v)     Serena - a Cayman Islands corporation

                (vi)    DKHF - a Delaware limited partnership

                (vii)   DKHI - a Cayman Islands corporation

                (viii)  MHD - a New York limited partnership

                (ix)    DKAI - a New York corporation

                (x)     DKIA - a Delaware limited liability company

                (xi)    DKG - a Delaware limited liability company

                (xii)   DKMP - a Delaware limited partnership

                (xiii)  DKS - a Delaware limited liability company

                (xiv)   Thomas L. Kempner, Jr. - United States

                (xv)    Marvin H. Davidson - United States

                (xvi)   Stephen M. Dowicz - United States

                (xvii)  Scott E. Davidson -United States

                (xviii) Michael J. Leffell - United States

Schedule 13G
CUSIP No. 28659T200                                                PAGE 27 OF 46


                (xix)   Timothy I. Levart - United Kingdom & United States

                (xx)    Robert J. Brivio, Jr. - United States

                (xxi)   Eric P. Epstein - United States

                (xxii)  Anthony A. Yoseloff - United States

                (xxiii) Avram Z. Friedman - United States

ITEM 2(d).   TITLE OF CLASS OF SECURITIES:

     COMMON STOCK, $0.01 PAR VALUE PER SHARE

ITEM 2(e).   CUSIP NUMBER:

     28659T200

ITEM 3.      IF THIS STATEMENT IS FILED PURSUANT TO 13d-1(b) OR 13d-2(b) OR
(c), CHECK WHETHER THE PERSON FILING IS A:

             (a) [ ]   Broker or dealer registered under Section 15 of the Act;

             (b) [ ]   Bank as defined in Section 3(a)(6) of the Act;

             (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act;

             (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940;

             (e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940:
                       see Rule 13d-1(b)(1)(ii)(E);

             (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund;
                       see Rule 13d-1(b)(1)(ii)(F);

             (g) [ ]   Parent Holding Company, in accordance with
                       Rule 13d-1(b)(ii)(G);

             (h) [ ] Savings Associations as defined in Section 3(b) of the Federal Deposit Insurance Act;

             (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940;

             (j) [ ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Schedule 13G
CUSIP No. 28659T200                                                PAGE 28 OF 46


ITEM 4.      OWNERSHIP.

     Subject to the Ownership Limitation (as defined below), the Principals may be deemed to beneficially own an aggregate of 6,667 Series C 8% Preferred Stock convertible into 2,873,706.89 Common Shares and 862,109 Warrants exercisable into 862,109 Common Shares as a result of their voting and dispositive power over the 6,667 Series C 8% Preferred Stock convertible into 2,873,706.89 Common Shares and 862,109 Warrants exercisable into 862,109 Common Shares beneficially owned by DKP, DKIP, DKIL, Serena, CO, DKHF and DKHI.

     DKIA may be deemed to beneficially own the 807 Series C 8% Preferred Stock convertible into 347,844.83 Common Shares and 104,353 Warrants exercisable into 104,353 Common Shares beneficially owned by DKIL and the 20 Series C 8% Preferred Stock convertible into 8,620.69 Common Shares and 2,586 Warrants exercisable into 2,586 Common Shares beneficially owned by Serena as a result of its voting and dispositive power over those shares. DKAI may be deemed to beneficially own the 460 Series C 8% Preferred Stock convertible into 198,275.86 Common Shares and 59,482 Warrants exercisable into 59,482 Common Shares owned by DKIP as a result of its voting and dispositive power over those shares. MHD may be deemed to beneficially own the 253 Series C 8% Preferred Stock convertible into 109,051.72 Common Shares and 32,715 Warrants exercisable into 32,715 Common Shares beneficially owned by DKP as a result of its voting and dispositive power over those shares. DKG may be deemed to beneficially own the 2,060 Series C 8% Preferred Stock convertible into 887,931.03 Common Shares and 266,379 Warrants exercisable into 266,379 Common Shares beneficially owned by DKHF as a result of its voting and dispositive power over those shares. DKMP and DKS may be deemed to beneficially own the 3,034 Series C 8% Preferred Stock convertible into 1,307,758.62 Common Shares and 392,327 Warrants exercisable into 392,327 Common Shares beneficially owned by DKHI as a result of their voting and dispositive power over those shares.

     As set forth in the Certificate of Designation of Preferences, Rights and Limitations of Series C 8% Convertible Preferred Stock and the Common Stock Purchase Warrant, respectively, the number of Common Shares into which the Preferred Stock are convertible and the Warrants are exerciseable is limited to that number of Common Shares which would result in Davidson Kempner affiliated entities having aggregate beneficial ownership of not more than 9.99% of the total issued and outstanding shares of Common Shares (the "Ownership Limitation").

     A.   DKP

          (a) Amount beneficially owned: 253 Series C 8% Preferred Stock convertible into 109,051.72 Common Shares and 32,715 Warrants exercisable into 32,715 Common Shares

          (b)  Percent of class: 0.6%

          (c)  Number of shares as to which such person has:

                (i)     sole power to vote or to direct the vote: 0

                (ii) shared power to vote or to direct the vote: 253 Series C 8% Preferred Stock convertible into 109,051.72 Common Shares and 32,715 Warrants exercisable into 32,715 Common Shares

                (iii)   sole power to dispose or to direct the disposition: 0

Schedule 13G
CUSIP No. 28659T200                                                PAGE 29 OF 46


                (iv)    shared power to dispose or to direct the disposition:
                        253 Series C 8% Preferred Stock convertible into 109,051.72 Common Shares and 32,715 Warrants exercisable into 32,715 Common Shares

     B.   DKIP

          (a) Amount beneficially owned: 460 Series C 8% Preferred Stock convertible into 198,275.86 Common Shares and 59,482 Warrants exercisable into 59,482 Common Shares

          (b)  Percent of class: 1.0%

          (c)  Number of shares as to which such person has:

                (i)     sole power to vote or to direct the vote: 0

                (ii) shared power to vote or to direct the vote: 460 Series C 8% Preferred Stock convertible into 198,275.86 Common Shares and 59,482 Warrants exercisable into 59,482 Common Shares

                (iii)   sole power to dispose or to direct the disposition: 0

                (iv)    shared power to dispose or to direct the disposition:
                        460 Series C 8% Preferred Stock convertible into 198,275.86 Common Shares and 59,482 Warrants exercisable into 59,482 Common Shares

     C.   CO

          (a) Amount beneficially owned: 33 Series C 8% Preferred Stock convertible into 14,224.14 Common Shares and 4,267 Warrants exercisable into 4,267 Common Shares

          (b)  Percent of class: 0.1%

          (c)  Number of shares as to which such person has:

                (i)     sole power to vote or to direct the vote: 0

                (ii) shared power to vote or to direct the vote: 33 Series C 8% Preferred Stock convertible into 14,224.14 Common Shares and 4,267 Warrants exercisable into 4,267
                        Common Shares

                (iii)   sole power to dispose or to direct the disposition: 0

                (iv) shared power to dispose or to direct the disposition: 33 Series C 8% Preferred Stock convertible into 14,224.14 Common Shares and 4,267 Warrants exercisable into
                        4,267 Common Shares

     D.   DKIL

          (a) Amount beneficially owned: 807 Series C 8% Preferred Stock convertible into 347,844.83 Common Shares and 104,353 Warrants exercisable into 104,353 Common Shares

Schedule 13G
CUSIP No. 28659T200                                                PAGE 30 OF 46


          (b)  Percent of class: 1.8%

          (c)  Number of shares as to which such person has:

                (i)     sole power to vote or to direct the vote: 0

                (ii) shared power to vote or to direct the vote: 807 Series C 8% Preferred Stock convertible into 347,844.83 Common Shares and 104,353 Warrants exercisable into 104,353 Common Shares

                (iii)   sole power to dispose or to direct the disposition: 0

                (iv)    shared power to dispose or to direct the disposition:
                        807 Series C 8% Preferred Stock convertible into 347,844.83 Common Shares and 104,353 Warrants exercisable into 104,353 Common Shares

     E.   Serena

          (a) Amount beneficially owned: 20 Series C 8% Preferred Stock convertible into 8,620.69 Common Shares and 2,586 Warrants exercisable into 2,586 Common Shares

          (b)  Percent of class: 0.0%

          (c)  Number of shares as to which such person has:

                (i)     sole power to vote or to direct the vote: 0

                (ii) shared power to vote or to direct the vote: 20 Series C 8% Preferred Stock convertible into 8,620.69 Common Shares and 2,586 Warrants exercisable into 2,586
                        Common Shares

                (iii)   sole power to dispose or to direct the disposition: 0

                (iv) shared power to dispose or to direct the disposition: 20 Series C 8% Preferred Stock convertible into 8,620.69 Common Shares and 2,586 Warrants exercisable into 2,586 Common Shares

     F.   DKHF

          (a) Amount beneficially owned: 2,060 Series C 8% Preferred Stock convertible into 887,931.03 Common Shares and 266,379 Warrants exercisable into 266,379 Common Shares

          (b)  Percent of class: 4.7%

          (c)  Number of shares as to which such person has:

                (i)     sole power to vote or to direct the vote: 0

                (ii) shared power to vote or to direct the vote: 2,060 Series C 8% Preferred Stock convertible into 887,931.03 Common Shares and 266,379 Warrants exercisable into 266,379 Common Shares

Schedule 13G
CUSIP No. 28659T200                                                PAGE 31 OF 46


                (iii)   sole power to dispose or to direct the disposition: 0

                (iv)    shared power to dispose or to direct the disposition:
                        2,060 Series C 8% Preferred Stock convertible into 887,931.03 Common Shares and 266,379 Warrants exercisable into 266,379 Common Shares

     G.   DKHI

          (a) Amount beneficially owned: 3,034 Series C 8% Preferred Stock convertible into 1,307,758.62 Common Shares and 392,327 Warrants exercisable into 392,327 Common Shares

          (b)  Percent of class: 6.9%

          (c)  Number of shares as to which such person has:

                (i)     sole power to vote or to direct the vote: 0

                (ii) shared power to vote or to direct the vote: 3,034 Series C 8% Preferred Stock convertible into 1,307,758.62 Common Shares and 392,327 Warrants exercisable into 392,327 Common Shares

                (iii)   sole power to dispose or to direct the disposition: 0

                (iv)    shared power to dispose or to direct the disposition:
                        3,034 Series C 8% Preferred Stock convertible into 1,307,758.62 Common Shares and 392,327 Warrants exercisable into 392,327 Common Shares

     H.   MHD

          (a) Amount beneficially owned: 253 Series C 8% Preferred Stock convertible into 109,051.72 Common Shares and 32,715 Warrants exercisable into 32,715 Common Shares

          (b)  Percent of class: 0.6%

          (c)  Number of shares as to which such person has:

                (i)     sole power to vote or to direct the vote: 0

                (ii) shared power to vote or to direct the vote: 253 Series C 8% Preferred Stock convertible into 109,051.72 Common Shares and 32,715 Warrants exercisable into 32,715 Common Shares

                (iii)   sole power to dispose or to direct the disposition: 0

                (iv)    shared power to dispose or to direct the disposition:
                        253 Series C 8% Preferred Stock convertible into 109,051.72 Common Shares and 32,715 Warrants exercisable into 32,715 Common Shares

Schedule 13G
CUSIP No. 28659T200                                                PAGE 32 OF 46


     I.   DKAI

          (a) Amount beneficially owned: 460 Series C 8% Preferred Stock convertible into 198,275.86 Common Shares and 59,482 Warrants exercisable into 59,482 Common Shares

          (b)  Percent of class: 1.0%

          (c)  Number of shares as to which such person has:

                (i)     sole power to vote or to direct the vote: 0

                (ii) shared power to vote or to direct the vote: 460 Series C 8% Preferred Stock convertible into 198,275.86 Common Shares and 59,482 Warrants exercisable into 59,482 Common Shares

                (iii)   sole power to dispose or to direct the disposition: 0

                (iv)    shared power to dispose or to direct the disposition:
                        460 Series C 8% Preferred Stock convertible into 198,275.86 Common Shares and 59,482 Warrants exercisable into 59,482 Common Shares

     J.   DKIA

          (a) Amount beneficially owned: 827 Series C 8% Preferred Stock convertible into 356,465.52 Common Shares and 106,939 Warrants exercisable into 106,939 Common Shares

          (b)  Percent of class: 1.9%

          (c)  Number of shares as to which such person has:

                (i)     sole power to vote or to direct the vote: 0

                (ii) shared power to vote or to direct the vote: 827 Series C 8% Preferred Stock convertible into 356,465.52 Common Shares and 106,939 Warrants exercisable into 106,939 Common Shares

                (iii)   sole power to dispose or to direct the disposition: 0

                (iv)    shared power to dispose or to direct the disposition:
                        827 Series C 8% Preferred Stock convertible into 356,465.52 Common Shares and 106,939 Warrants exercisable into 106,939 Common Shares

     K.   DKG

          (a) Amount beneficially owned: 2,060 Series C 8% Preferred Stock convertible into 887,931.03 Common Shares and 266,379 Warrants exercisable into 266,379 Common Shares

          (b)  Percent of class: 4.7%

          (c)  Number of shares as to which such person has:

Schedule 13G
CUSIP No. 28659T200                                                PAGE 33 OF 46


                (i)     sole power to vote or to direct the vote: 0

                (ii) shared power to vote or to direct the vote: 2,060 Series C 8% Preferred Stock convertible into 887,931.03 Common Shares and 266,379 Warrants exercisable into 266,379 Common Shares

                (iii)   sole power to dispose or to direct the disposition: 0

                (iv)    shared power to dispose or to direct the disposition:
                        2,060 Series C 8% Preferred Stock convertible into 887,931.03 Common Shares and 266,379 Warrants exercisable into 266,379 Common Shares

     L.   DKMP

          (a) Amount beneficially owned: 3,034 Series C 8% Preferred Stock convertible into 1,307,758.62 Common Shares and 392,327 Warrants exercisable into 392,327 Common Shares

          (b)  Percent of class: 6.9%

          (c)  Number of shares as to which such person has:

                (i)     sole power to vote or to direct the vote: 0

                (ii) shared power to vote or to direct the vote: 3,034 Series C 8% Preferred Stock convertible into 1,307,758.62 Common Shares and 392,327 Warrants exercisable into 392,327 Common Shares

                (iii)   sole power to dispose or to direct the disposition: 0

                (iv)    shared power to dispose or to direct the disposition:
                        3,034 Series C 8% Preferred Stock convertible into 1,307,758.62 Common Shares and 392,327 Warrants exercisable into 392,327 Common Shares

     M.   DKS

          (a) Amount beneficially owned: 3,034 Series C 8% Preferred Stock convertible into 1,307,758.62 Common Shares and 392,327 Warrants exercisable into 392,327 Common Shares

          (b)  Percent of class: 6.9%

          (c)  Number of shares as to which such person has:

                (i)     sole power to vote or to direct the vote: 0

                (ii) shared power to vote or to direct the vote: 3,034 Series C 8% Preferred Stock convertible into 1,307,758.62 Common Shares and 392,327 Warrants exercisable into 392,327 Common Shares

                (iii)   sole power to dispose or to direct the disposition: 0

Schedule 13G
CUSIP No. 28659T200                                                PAGE 34 OF 46


                (iv)    shared power to dispose or to direct the disposition:
                        3,034 Series C 8% Preferred Stock convertible into 1,307,758.62 Common Shares and 392,327 Warrants exercisable into 392,327 Common Shares

     N.   Thomas L. Kempner, Jr.

          (a) Amount beneficially owned: 6,667 Series C 8% Preferred Stock convertible into 2,873,706.89 Common Shares and 862,109 Warrants exercisable into 862,109 Common Shares

          (b)  Percent of class: 9.9%(11)

          (c)  Number of shares as to which such person has:

                (i)     sole power to vote or to direct the vote: 0

                (ii) shared power to vote or to direct the vote: 6,667 Series C 8% Preferred Stock convertible into 2,873,706.89 Common Shares and 862,109 Warrants exercisable into 862,109 Common Shares

                (iii)   sole power to dispose or to direct the disposition: 0

                (iv)    shared power to dispose or to direct the disposition:
                        6,667 Series C 8% Preferred Stock convertible into 2,873,706.89 Common Shares and 862,109 Warrants exercisable into 862,109 Common Shares

     O.   Marvin H. Davidson

          (a) Amount beneficially owned: 6,667 Series C 8% Preferred Stock convertible into 2,873,706.89 Common Shares and 862,109 Warrants exercisable into 862,109 Common Shares

          (b)  Percent of class: 9.9%(12)

          (c)  Number of shares as to which such person has:

                (i)     sole power to vote or to direct the vote: 0

                (ii) shared power to vote or to direct the vote: 6,667 Series C 8% Preferred Stock convertible into 2,873,706.89 Common Shares and 862,109 Warrants exercisable into 862,109 Common Shares

                (iii)   sole power to dispose or to direct the disposition: 0

                (iv)    shared power to dispose or to direct the disposition:
                        6,667 Series C 8% Preferred Stock convertible into 2,873,706.89 Common Shares and 862,109 Warrants exercisable into 862,109 Common Shares


____________________
(11) Subject to the Ownership Limitation (as defined herein).

(12) Subject to the Ownership Limitation (as defined herein).

Schedule 13G
CUSIP No. 28659T200                                                PAGE 35 OF 46


     P.   Stephen M. Dowicz

          (a) Amount beneficially owned: 6,667 Series C 8% Preferred Stock convertible into 2,873,706.89 Common Shares and 862,109 Warrants exercisable into 862,109 Common Shares

          (b)  Percent of class: 9.9%(13)

          (c)  Number of shares as to which such person has:

                (i)     sole power to vote or to direct the vote: 0

                (ii) shared power to vote or to direct the vote: 6,667 Series C 8% Preferred Stock convertible into 2,873,706.89 Common Shares and 862,109 Warrants exercisable into 862,109 Common Shares

                (iii)   sole power to dispose or to direct the disposition: 0

                (iv)    shared power to dispose or to direct the disposition:
                        6,667 Series C 8% Preferred Stock convertible into 2,873,706.89 Common Shares and 862,109 Warrants exercisable into 862,109 Common Shares

     Q.   Scott E. Davidson

          (a) Amount beneficially owned: 6,667 Series C 8% Preferred Stock convertible into 2,873,706.89 Common Shares and 862,109 Warrants exercisable into 862,109 Common Shares

          (b)  Percent of class: 9.9%(14)

          (c)  Number of shares as to which such person has:

                (i)     sole power to vote or to direct the vote: 0

                (ii) shared power to vote or to direct the vote: 6,667 Series C 8% Preferred Stock convertible into 2,873,706.89 Common Shares and 862,109 Warrants exercisable into 862,109 Common Shares

                (iii)   sole power to dispose or to direct the disposition: 0

                (iv)    shared power to dispose or to direct the disposition:
                        6,667 Series C 8% Preferred Stock convertible into 2,873,706.89 Common Shares and 862,109 Warrants exercisable into 862,109 Common Shares


___________________________
(13) Subject to the Ownership Limitation (as defined herein).

(14) Subject to the Ownership Limitation (as defined herein).

Schedule 13G
CUSIP No. 28659T200                                                PAGE 36 OF 46


     R.   Michael J. Leffell

          (a) Amount beneficially owned. 6,667 Series C 8% Preferred Stock convertible into 2,873,706.89 Common Shares and 862,109 Warrants exercisable into 862,109 Common Shares

          (b)  Percent of class: 9.9%(15)

          (c)  Number of shares as to which such person has:

                (i)     sole power to vote or to direct the vote: 0

                (ii) shared power to vote or to direct the vote: 6,667 Series C 8% Preferred Stock convertible into 2,873,706.89 Common Shares and 862,109 Warrants exercisable into 862,109 Common Shares

                (iii)   sole power to dispose or to direct the disposition: 0

                (iv)    shared power to dispose or to direct the disposition:
                        6,667 Series C 8% Preferred Stock convertible into 2,873,706.89 Common Shares and 862,109 Warrants exercisable into 862,109 Common Shares

     S.   Timothy I. Levart

          (a) Amount beneficially owned: 6,667 Series C 8% Preferred Stock convertible into 2,873,706.89 Common Shares and 862,109 Warrants exercisable into 862,109 Common Shares

          (b)  Percent of class: 9.9%(16)

          (c)  Number of shares as to which such person has:

                (i)     sole power to vote or to direct the vote: 0

                (ii) shared power to vote or to direct the vote: 6,667 Series C 8% Preferred Stock convertible into 2,873,706.89 Common Shares and 862,109 Warrants exercisable into 862,109 Common Shares

                (iii)   sole power to dispose or to direct the disposition: 0

                (iv)    shared power to dispose or to direct the disposition:
                        6,667 Series C 8% Preferred Stock convertible into 2,873,706.89 Common Shares and 862,109 Warrants exercisable into 862,109 Common Shares

     T.   Robert J. Brivio, Jr.

          (a) Amount beneficially owned: 6,667 Series C 8% Preferred Stock convertible into 2,873,706.89 Common Shares and 862,109 Warrants exercisable into 862,109 Common Shares

          (b)  Percent of class: 9.9%(17)


______________________
(15) Subject to the Ownership Limitation (as defined herein).

(16) Subject to the Ownership Limitation (as defined herein).

Schedule 13G
CUSIP No. 28659T200                                                PAGE 37 OF 46


          (c)  Number of shares as to which such person has:

                (i)     sole power to vote or to direct the vote: 0

                (ii) shared power to vote or to direct the vote: 6,667 Series C 8% Preferred Stock convertible into 2,873,706.89 Common Shares and 862,109 Warrants exercisable into 862,109 Common Shares

                (iii)   sole power to dispose or to direct the disposition: 0

                (iv)    shared power to dispose or to direct the disposition:
                        6,667 Series C 8% Preferred Stock convertible into 2,873,706.89 Common Shares and 862,109 Warrants exercisable into 862,109 Common Shares

     U.   Eric P. Epstein

          (a) Amount beneficially owned: 6,667 Series C 8% Preferred Stock convertible into 2,873,706.89 Common Shares and 862,109 Warrants exercisable into 862,109 Common Shares

          (b)  Percent of class: 9.9%(18)

          (c)  Number of shares as to which such person has:

                (i)     sole power to vote or to direct the vote: 0

                (ii) shared power to vote or to direct the vote: 6,667 Series C 8% Preferred Stock convertible into 2,873,706.89 Common Shares and 862,109 Warrants exercisable into 862,109 Common Shares

                (iii)   sole power to dispose or to direct the disposition: 0

                (iv)    shared power to dispose or to direct the disposition:
                        6,667 Series C 8% Preferred Stock convertible into 2,873,706.89 Common Shares and 862,109 Warrants exercisable into 862,109 Common Shares

     V.   Anthony A. Yoseloff

          (a) Amount beneficially owned: 6,667 Series C 8% Preferred Stock convertible into 2,873,706.89 Common Shares and 862,109 Warrants exercisable into 862,109 Common Shares

          (b)  Percent of class: 9.9%(19)

          (c)  Number of shares as to which such person has:

                (i)     sole power to vote or to direct the vote: 0


____________________________
(17) Subject to the Ownership Limitation (as defined herein).

(18) Subject to the Ownership Limitation (as defined herein).

(19) Subject to the Ownership Limitation (as defined herein).

Schedule 13G
CUSIP No. 28659T200                                                PAGE 38 OF 46


                (ii) shared power to vote or to direct the vote: 6,667 Series C 8% Preferred Stock convertible into 2,873,706.89 Common Shares and 862,109 Warrants exercisable into 862,109 Common Shares

                (iii)   sole power to dispose or to direct the disposition: 0

                (iv)    shared power to dispose or to direct the disposition:
                        6,667 Series C 8% Preferred Stock convertible into 2,873,706.89 Common Shares and 862,109 Warrants exercisable into 862,109 Common Shares

     W.   Avram Z. Friedman

          (a) Amount beneficially owned: 6,667 Series C 8% Preferred Stock convertible into 2,873,706.89 Common Shares and 862,109 Warrants exercisable into 862,109 Common Shares

          (b)  Percent of class: 9.9%(20)

          (c)  Number of shares as to which such person has:

                (i)     sole power to vote or to direct the vote: 0

                (ii) shared power to vote or to direct the vote: 6,667 Series C 8% Preferred Stock convertible into 2,873,706.89 Common Shares and 862,109 Warrants exercisable into 862,109 Common Shares

                (iii)   sole power to dispose or to direct the disposition: 0

                (iv)    shared power to dispose or to direct the disposition:
                        6,667 Series C 8% Preferred Stock convertible into 2,873,706.89 Common Shares and 862,109 Warrants exercisable into 862,109 Common Shares


ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

          Not applicable.

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

     The partners, members or stockholders of each of the Reporting Persons, including the Principals, have the right to participate in the receipt of dividends from, or proceeds from the sale of, the securities held for the account of such Reporting Person in accordance with their ownership interests in such Reporting Person. The Reporting Persons disclaim all beneficial ownership as affiliates of a registered investment adviser, and, in any case, disclaim beneficial ownership except as to the extent of their pecuniary interest in the shares. The Reporting Persons have elected to file Schedule 13G although such filing may not be required under the Act.


__________________________
(20) Subject to the Ownership Limitation (as defined herein).

Schedule 13G
CUSIP No. 28659T200                                                PAGE 39 OF 46


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

          Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

          See Item 4.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.

          Not applicable.

Schedule 13G
CUSIP No. 28659T200                                                PAGE 40 OF 46


ITEM 10.  CERTIFICATION.  (if filing pursuant to Rule 13d-1(c))

     Each of the Reporting Persons hereby makes the following certification:

     By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Schedule 13G
CUSIP No. 28659T200                                                PAGE 41 OF 46


                                   SIGNATURES

     After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:  May 11, 2007               DAVIDSON KEMPNER PARTNERS
                                   By: MHD Management Co.,
                                   its General Partner

                                   /s/ Thomas L. Kempner, Jr.
                                   ---------------------------------------------
                                   Name:  Thomas L. Kempner, Jr.
                                   Title: Managing Partner

                                   DAVIDSON KEMPNER INSTITUTIONAL
                                   PARTNERS, L.P.
                                   By: Davidson Kempner Advisers Inc.,
                                   its General Partner

                                   /s/ Thomas L. Kempner, Jr.
                                   ---------------------------------------------
                                   Name:  Thomas L. Kempner, Jr.
                                   Title: President

                                   M.H. DAVIDSON & CO.

                                   /s/ Thomas L. Kempner, Jr.
                                   ---------------------------------------------
                                   Name:  Thomas L. Kempner, Jr.
                                   Title: Managing Partner

                                   DAVIDSON KEMPNER INTERNATIONAL, LTD.
                                   By: Davidson Kempner International Advisors,
                                   L.L.C.,
                                   its Investment Manager

                                   /s/ Thomas L. Kempner, Jr.
                                   ---------------------------------------------
                                   Name:  Thomas L. Kempner, Jr.
                                   Title: Executive Managing Member

                                   SERENA LIMITED
                                   By: Davidson Kempner International Advisors,
                                   L.L.C.,
                                   its Investment Manager

                                   /s/ Thomas L. Kempner, Jr.
                                   ---------------------------------------------
                                   Name:  Thomas L. Kempner, Jr.
                                   Title: Executive Managing Member

Schedule 13G
CUSIP No. 28659T200                                                PAGE 42 OF 46


                                   DAVIDSON KEMPNER HEALTHCARE FUND LP
                                   By:  DK Group LLC,
                                   its General Partner

                                   /s/ Thomas L. Kempner, Jr.
                                   ---------------------------------------------
                                   Name:  Thomas L. Kempner, Jr.
                                   Title: Executive Managing Member

                                   DAVIDSON KEMPNER HEALTHCARE
                                   INTERNATIONAL LTD.
                                   By:  DK Management Partners LP,
                                   its Investment Manager
                                   By:  DK Stillwater GP LLC,
                                   its general partner

                                   /s/ Thomas L. Kempner, Jr.
                                   ---------------------------------------------
                                   Name:  Thomas L. Kempner, Jr.
                                   Title: Executive Managing Member

                                   MHD MANAGEMENT CO.

                                   /s/ Thomas L. Kempner, Jr.
                                   ---------------------------------------------
                                   Name:  Thomas L. Kempner, Jr.
                                   Title: Managing Partner

                                   DAVIDSON KEMPNER ADVISERS INC.

                                   /s/ Thomas L. Kempner, Jr.
                                   ---------------------------------------------
                                   Name:  Thomas L. Kempner, Jr.
                                   Title: President

                                   DAVIDSON KEMPNER INTERNATIONAL
                                   ADVISORS, L.L.C.

                                   /s/ Thomas L. Kempner, Jr.
                                   ---------------------------------------------
                                   Name:  Thomas L. Kempner, Jr.
                                   Title: Executive Managing Member

                                   DK GROUP LLC

                                   /s/ THOMAS L. KEMPNER, JR.
                                   ---------------------------------------------
                                   Name:  Thomas L. Kempner, Jr.
                                   Title: Executive Managing Member

Schedule 13G
CUSIP No. 28659T200                                                PAGE 43 OF 46


                                   DK MANAGEMENT PARTNERS LP
                                   By:  DK Stillwater GP LLC,
                                   its general partner

                                   /s/ Thomas L. Kempner, Jr.
                                   ---------------------------------------------
                                   Name:  Thomas L. Kempner, Jr.
                                   Title: Executive Managing Member

                                   DK STILLWATER GP LLC

                                   /s/ Thomas L. Kempner, Jr.
                                   ---------------------------------------------
                                   Name:  Thomas L. Kempner, Jr.
                                   Title: Executive Managing Member

                                   /s/ Thomas L. Kempner, Jr.
                                   ---------------------------------------------
                                   Thomas L. Kempner, Jr.

                                   /s/ Marvin H. Davidson
                                   ---------------------------------------------
                                   Marvin H. Davidson

                                   /s/ Stephen M. Dowicz
                                   ---------------------------------------------
                                   Stephen M. Dowicz

                                   /s/ Scott E. Davidson
                                   ---------------------------------------------
                                   Scott E. Davidson

                                   /s/ Michael J. Leffell
                                   ---------------------------------------------
                                   Michael J. Leffell

                                   /s/ Timothy I. Levart
                                   ---------------------------------------------
                                   Timothy I. Levart

                                   /s/ Robert J. Brivio, Jr.
                                   ---------------------------------------------
                                   Robert J. Brivio, Jr.

                                   /s/ Eric P. Epstein
                                   ---------------------------------------------
                                   Eric P. Epstein

                                   /s/ Anthony A. Yoseloff
                                   ---------------------------------------------
                                   Anthony A. Yoseloff

                                   /s/ Avram Z. Friedman
                                   ---------------------------------------------
                                   Avram Z. Friedman

Schedule 13G
CUSIP No. 28659T200                                                PAGE 44 OF 46

                                   EXHIBIT I

                          JOINT ACQUISITION STATEMENT

                           PURSUANT TO RULE 13d-1(k)

     The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G, shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

DATED:  May 11, 2007               DAVIDSON KEMPNER PARTNERS
                                   By: MHD Management Co.,
                                   its General Partner

                                   /s/ Thomas L. Kempner, Jr.
                                   ---------------------------------------------
                                   Name:  Thomas L. Kempner, Jr.
                                   Title: Managing Partner

                                   DAVIDSON KEMPNER INSTITUTIONAL PARTNERS, L.P.
                                   By: Davidson Kempner Advisers Inc.,
                                   its General Partner

                                   /s/ Thomas L. Kempner, Jr.
                                   ---------------------------------------------
                                   Name:  Thomas L. Kempner, Jr.
                                   Title: President

                                   M.H. DAVIDSON & CO.

                                   /s/ Thomas L. Kempner, Jr.
                                   ---------------------------------------------
                                   Name:  Thomas L. Kempner, Jr.
                                   Title: Managing Partner

                                   DAVIDSON KEMPNER INTERNATIONAL, LTD.
                                   By: Davidson Kempner International Advisors,
                                   L.L.C.,
                                   its Investment Manager

                                   /s/ Thomas L. Kempner, Jr.
                                   ---------------------------------------------
                                   Name:  Thomas L. Kempner, Jr.
                                   Title: Executive Managing Member

Schedule 13G
CUSIP No. 28659T200                                                PAGE 45 OF 46


                                   SERENA LIMITED
                                   By: Davidson Kempner International Advisors,
                                   L.L.C.,
                                   its Investment Manager

                                   /s/ Thomas L. Kempner, Jr.
                                   ---------------------------------------------
                                   Name:  Thomas L. Kempner, Jr.
                                   Title: Executive Managing Member

                                   DAVIDSON KEMPNER HEALTHCARE FUND LP
                                   By:  DK Group LLC,
                                   its General Partner

                                   /s/ Thomas L. Kempner, Jr.
                                   ---------------------------------------------
                                   Name:  Thomas L. Kempner, Jr.
                                   Title: Executive Managing Member

                                   DAVIDSON KEMPNER HEALTHCARE
                                   INTERNATIONAL LTD.
                                   By:  DK Management Partners LP,
                                   its Investment Manager
                                   By:  DK Stillwater GP LLC,
                                   its general partner

                                   /s/ Thomas L. Kempner, Jr.
                                   ---------------------------------------------
                                   Name:  Thomas L. Kempner, Jr.
                                   Title: Executive Managing Member

                                   MHD MANAGEMENT CO.

                                   /s/ Thomas L. Kempner, Jr.
                                   ---------------------------------------------
                                   Name:  Thomas L. Kempner, Jr.
                                   Title: Managing Partner

                                   DAVIDSON KEMPNER ADVISERS INC.

                                   /s/ Thomas L. Kempner, Jr.
                                   ---------------------------------------------
                                   Name:  Thomas L. Kempner, Jr.
                                   Title: President

                                   DAVIDSON KEMPNER INTERNATIONAL
                                   ADVISORS, L.L.C.

                                   /s/ Thomas L. Kempner, Jr.
                                   ---------------------------------------------
                                   Name:  Thomas L. Kempner, Jr.
                                   Title: Executive Managing Member

Schedule 13G
CUSIP No. 28659T200                                                PAGE 46 OF 46


                                   DK GROUP LLC

                                   /s/ Thomas L. Kempner, Jr.
                                   ---------------------------------------------
                                   Name:  Thomas L. Kempner, Jr.
                                   Title: Executive Managing Member

                                   DK MANAGEMENT PARTNERS LP
                                   By:  DK Stillwater GP LLC,
                                   its general partner

                                   /s/ Thomas L. Kempner, Jr.
                                   ---------------------------------------------
                                   Name:  Thomas L. Kempner, Jr.
                                   Title: Executive Managing Member

                                   DK STILLWATER GP LLC

                                   /s/ Thomas L. Kempner, Jr.
                                   ---------------------------------------------
                                   Name:  Thomas L. Kempner, Jr.
                                   Title: Executive Managing Member

                                   /s/ Thomas L. Kempner, Jr.
                                   ---------------------------------------------
                                   Thomas L. Kempner, Jr.

                                   /s/ Marvin H. Davidson
                                   ---------------------------------------------
                                   Marvin H. Davidson

                                   /s/ Stephen M. Dowicz
                                   ---------------------------------------------
                                   Stephen M. Dowicz

                                   /s/ Scott E. Davidson
                                   ---------------------------------------------
                                   Scott E. Davidson

                                   /s/ Michael J. Leffell
                                   ---------------------------------------------
                                   Michael J. Leffell

                                   /s/ Timothy I. Levart
                                   ---------------------------------------------
                                   Timothy I. Levart

                                   /s/ Robert J. Brivio, Jr.
                                   ---------------------------------------------
                                   Robert J. Brivio, Jr.

                                   /s/ Eric P. Epstein
                                   ---------------------------------------------
                                   Eric P. Epstein

                                   /s/ Anthony A. Yoseloff
                                   ---------------------------------------------
                                   Anthony A. Yoseloff

                                   /s/ Avram Z. Friedman
                                   ---------------------------------------------
                                   Avram Z. Friedman